 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1999

                                                 REGISTRATION NO. 333-67553
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                                U.S. FOODSERVICE
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                DELAWARE                               52-1634568
    (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)
                               ----------------
                           9755 PATUXENT WOODS DRIVE
                            COLUMBIA, MARYLAND 21046
                                 (410) 312-7100
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                            DAVID M. ABRAMSON, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                U.S. FOODSERVICE
                           9755 PATUXENT WOODS DRIVE
                            COLUMBIA, MARYLAND 21046
                                 (410) 312-7100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                                    COPY TO:
                            RICHARD J. PARRINO, ESQ.
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-5600
                               ----------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

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-------------------------------------------------------------------------------
                                                        PROPOSED
                                           PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE         TO BE      OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)   PER SHARE(2)  PRICE(2)(3)    FEE(3)
-------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........  896,057 shares     $46.56     $42,376,413  $12,425.08
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Of the shares shown, 800,000 shares were previously registered pursuant to this Registration Statement. Pursuant to Rule 429 under the Securities Act, 12,925 shares of Common Stock are being carried forward from Registration Statement No. 333-59785 and 49,074 shares of Common Stock are being carried forward from Registration Statement No. 333-51195. Filing fees of $673.50 associated with such shares were previously paid with such earlier Registration Statements.
(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee.

(3) Of the amount shown, $11,181.68 was previously paid based on a proposed maximum offering price of $47.38 per share. In accordance with Rule 457(c), the proposed maximum aggregate offering price and registration fee with respect to the shares registered pursuant to this Amendment No. 1 are based upon the average of the high and low prices for the Registrant's Common Stock on the New York Stock Exchange, Inc. on January 13, 1999.

                               ----------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                              958,056 SHARES

                                U.S. FOODSERVICE

                                  COMMON STOCK

                                  -----------

  U.S. Foodservice is a broadline foodservice distributor offering a comprehensive range of food and related products to restaurants, hotels, health care facilities, cafeterias, schools and other foodservice customers nationwide. This prospectus relates to the offer and sale from time to time of up to 958,056 shares of our common stock by certain U.S. Foodservice stockholders. We will not receive any proceeds from the sale of such shares.

  Our common stock is listed on the New York Stock Exchange and trades on the exchange under the ticker symbol "UFS." On January 13, 1999, the last reported sale price of our common stock on the New York Stock Exchange was $46.56 per share.

  Our principal executive offices are located at 9755 Patuxent Woods Drive, Columbia, Maryland 21046, and our telephone number at that address is (410) 312-7100.

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

                                  -----------

  The selling stockholders may offer the shares in public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, prices related to prevailing market prices, privately negotiated prices or fixed prices, which may be changed.

                                  -----------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                The date of this prospectus is      , 1999.

   If it is against the law in any state to make an offer to sell the shares (or to solicit an offer from someone to buy the shares), then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

   You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                               TABLE OF CONTENTS

Risk Factors................................................................   3
Cautionary Note Regarding Forward-Looking Statements........................   8
Where You Can Find More Information.........................................   8
About U.S. Foodservice......................................................  10
Use of Proceeds.............................................................  10
Selling Stockholders........................................................  11
Plan of Distribution........................................................  12
Legal Matters...............................................................  13
Experts.....................................................................  14

                                  RISK FACTORS

   In addition to the other information contained and incorporated by reference in this prospectus, you should carefully consider the following risk factors relating to U.S. Foodservice and our common stock before purchasing the shares offered by this prospectus.

  OUR BUSINESS HAS LOW PROFIT MARGINS AND IS SENSITIVE TO NATIONAL AND REGIONAL ECONOMIC CONDITIONS

   Foodservice distribution companies like U.S. Foodservice purchase, store, market and transport food and related products to establishments that prepare and serve meals to be eaten away from home. Our industry is characterized by relatively high inventory turnover with relatively low profit margins. We sell a significant portion of our products at prices that are based on the cost of the products plus a percentage markup. As a result, our profit levels may be reduced during periods of food price deflation, even though our gross profit percentage may remain relatively constant. Such a reduction could have a material adverse effect on our business, operating results and financial condition.

   The foodservice distribution industry is sensitive to national and regional economic conditions. Economic downturns could have an adverse impact on the demand for our products. These downturns may reduce consumer spending at restaurants and other foodservice institutions we supply.

   Our distribution and administrative expenses are relatively fixed in the short term. As a result, unexpected decreases in our net sales, such as those due to severe weather conditions, can have a significant short-term adverse impact on our operating income. Our operating results also may be adversely affected by difficulties we may encounter in collecting our accounts receivable and in maintaining our profit margins in times of unexpected increases in fuel costs.

  WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR ACQUISITIONS OF OTHER FOODSERVICE BUSINESSES

   Since we became a public company in November 1994, we have acquired 12 foodservice businesses as part of our growth strategy of supplementing internal expansion with acquisitions. Our acquisitions may not improve our financial performance in the short or long term as we expect. Acquisitions will enhance our earnings only if we can successfully integrate those businesses into our marketing programs, centralized purchasing operations, distribution network and information systems. Our ability to integrate acquired businesses may be adversely affected by factors that include customer resistance to our product brands and distribution system, our failure to retain management and sales personnel, difficulties in converting different information systems to our proprietary systems, the size of the acquired business and the allocation of limited management resources among various integration efforts. In addition, we may not eliminate as many redundant costs as we anticipated in selecting our acquisition candidates. One or more of our acquisition candidates also may have liabilities or adverse operating issues that we failed to discover prior to the acquisition. Difficulties in integrating acquired businesses, as well as liabilities or adverse operating issues relating to acquired businesses, could have a material adverse effect on our business, operating results and financial condition.

   Even if acquired companies eventually contribute to an increase in our profitability, the acquisitions may adversely affect our earnings in the short term. Our earnings may decrease as a result of transaction-related expenses we record for the quarter in which we complete an acquisition. Our earnings may be further reduced by the higher operating and administrative expenses we typically incur in the quarters immediately following an acquisition as we seek to integrate the acquired business into our own operations. The amortization of goodwill and depreciation resulting from acquisitions also may contribute to reduced earnings in any quarter.

   A significant portion of the growth in our revenues in recent years has resulted from acquisitions. We may not be able to increase our revenues or earnings through new acquisitions at the same rates we have achieved through our past acquisitions. We were able to triple our revenues directly as a result of our acquisition of Rykoff-Sexton, Inc. in our 1998 fiscal year. As the foodservice distribution industry continues to consolidate, we may find it more difficult to identify suitable acquisition candidates than we did in the past. We may also find that the acquisition terms are not as favorable as those in our prior acquisitions.

   The way in which we pay for acquired businesses also involves risks. Many of our past acquisitions have been structured as stock-for-stock transactions. Continuing volatility in the U.S. securities markets and fluctuations in our stock price may increase the risk that our stock-for-stock acquisitions could dilute our earnings per share. We also pay cash for some businesses. In the past, we have obtained funds for some of our cash acquisitions through additional bank borrowings or by issuing common stock. If we increase our bank borrowings or issue debt securities to finance future acquisitions, we will increase our level of indebtedness and interest expense, while if we issue additional common stock, we may dilute the ownership of our stockholders. In addition, we may not be able to obtain the funds we need on acceptable terms. These risks in the way we finance acquisitions could have a material adverse effect on our business, operating results and financial condition.

  OUR STOCK PRICE WILL FLUCTUATE, AND COULD FLUCTUATE SIGNIFICANTLY

   From time to time, there may be significant volatility in the market price for our common stock. Since our common stock began to trade publicly in November 1994, its market price has fluctuated over a wide range. During our last four fiscal quarters, the reported high and low closing sale prices of our common stock on the New York Stock Exchange were $49.63 and $31.50, respectively. A number of factors involving U.S. Foodservice and the foodservice distribution industry could contribute to future fluctuations in our stock price. These factors include the following:

  . quarterly operating results of U.S. Foodservice or other distributors of food and related goods;

  . changes in general conditions in the economy, the financial markets or the food distribution or foodservice industries;

  . our failure to complete and successfully integrate acquisitions of other foodservice companies;

  .  severe weather conditions; and

  . the sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur.

  THE FAILURE TO ATTAIN YEAR 2000 COMPLIANCE MAY HAVE AN ADVERSE IMPACT ON OUR BUSINESS

   We and other companies we do business with rely on numerous computer programs in managing day-to-day operations. We have undertaken a program to address the Year 2000 issue, which is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. Our failure to correct a Year 2000 problem could result in a material interruption in, or a material failure of, certain of our normal business activities or operations. Our Year 2000 program is focused on both our internal computer systems and third-party computer systems, including the systems of some of our important suppliers and customers. We currently expect to continue to incur internal staff costs and other expenses of up to $5 million to complete our Year 2000 compliance work with respect to our major information systems. It is possible that we will have to increase this estimate as we complete our assessment of the impact of the Year 2000 issue on our business. In addition, we may have to replace or upgrade certain systems or equipment at a substantial cost. We cannot be sure that we will be able to resolve the Year 2000 issue in 1999. If we fail to resolve the Year 2000 issue, or if our important suppliers and customers fail to resolve their Year 2000 issues as they relate to U.S. Foodservice, the Year 2000 problem could have a material adverse effect on our business, operating results and financial condition.

  A Labor Dispute or Work Stoppage Involving Our Employees, Many of Whom are

  Union Members, Could Adversely Affect Our Business

   As of December 26, 1998, the end of the second quarter in our 1999 fiscal year, approximately 3,000 of our employees were members of approximately 40 different local unions associated with the International Brotherhood of Teamsters and other labor organizations. These employees represented approximately 27% of our full-time employees and approximately 29% of the employees employed in our warehouse and distribution operations. In the balance of our 1999 fiscal year, collective bargaining contracts covering approximately 750 of our employees will expire by May 1, 1999. A labor dispute or work stoppage resulting from our failure to conclude new collective bargaining agreements or from other factors could have a material adverse effect on our business, operating results and financial condition.

  The Foodservice Distribution Industry is Highly Competitive

   Our industry is extremely fragmented, with over 3,000 companies in operation in 1998. The number and diverse nature of these companies result in highly competitive conditions. Our competition includes not only other broadline distributors, which provide a comprehensive range of food and related products from a single source of supply, but also specialty distributors and system distributors. Specialty distributors generally supply one or two product categories, while system distributors typically supply a narrow range of products to a limited number of multi-unit businesses operating in a broad geographical area. We compete in each of our markets with at least one other large national distribution company, generally SYSCO Corp. or Alliant Foodservice, Inc., as well as with numerous regional and local distributors. In seeking acquisitions of other foodservice businesses, we compete against both other foodservice distribution companies and financial investors. Our failure to compete successfully could have a material adverse effect on our business, operating results and financial condition.

  We Currently Have Significant Indebtedness and May Incur Additional Indebtedness in the Future

   At September 26, 1998, our ratio of total debt to total capitalization was approximately 52.5%. Our total capitalization is the sum of our debt and capital lease obligations plus our stockholders' equity. Our ratio of total debt to total capitalization as of September 26, 1998 would be approximately 60.2% if we included as debt $250 million of accounts receivable securitization arrangements we currently maintain. In accordance with generally accepted accounting principles, we do not account for these arrangements as debt on our balance sheet, but many lenders consider such arrangements in their credit decisions. We may incur additional indebtedness in the future, subject to limitations contained in the instruments governing our indebtedness, to finance capital expenditures or for other general corporate purposes, including acquisitions. We cannot assure that our business will continue to generate cash flow at or above the levels required to service our indebtedness and meet our other cash needs. If our business fails to generate sufficient operating cash flow in the future, or if we fail to obtain cash from other sources such as asset sales or additional financings, we will be restricted in our ability to continue to make acquisitions for cash and to invest in expansion or replacement of our distribution facilities, information systems and equipment. Such a failure could have a material adverse effect on our business, operating results and financial condition. In addition, because a majority of our indebtedness bears interest at floating rates, a material increase in interest rates could adversely affect our ability to meet our liquidity requirements.

  Our Success Largely Depends on Our Ability to Retain Our Senior Management

   We largely depend for our success on the efforts of members of our senior management. Our key senior managers have many years of experience in broadline foodservice distribution with U.S. Foodservice and other companies, as well as in the acquisition and integration of foodservice businesses. They have developed and coordinated implementation of U.S. Foodservice's business strategy since our formation in 1989. If we were to lose the services of one or more of our key senior managers, our business, operating results and financial condition could be materially adversely affected.

  Product Liability Claims Could Have an Adverse Effect on Our Business

   Like any other seller of food, we face an inherent risk of exposure to product liability claims in the event that the products we sell cause injury or illness. We have obtained primary and excess umbrella liability insurance with respect to product liability claims. We cannot assure, however, that such insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover liabilities. We generally seek contractual indemnification from parties supplying our products, but any such indemnification is limited, as a practical matter, to the creditworthiness of the indemnifying party. In the event that we do not have adequate insurance or contractual indemnification available, product liabilities relating to defective products could have a material adverse effect on our business, operating results and financial condition.

  Future Sales of Our Common Stock in the Public Market Could Adversely Affect
Our Stock Price   and Our Ability to Raise Funds in New Stock Offerings

   Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise capital through an offering of equity securities. U.S. Foodservice had approximately 48.2 million shares of common stock outstanding on December 26, 1998. Of our outstanding shares, approximately 10.6 million shares were "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933 (the "Securities Act") or shares held by our affiliates. The holders of these shares may not sell them except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144. As of December 26, 1998, approximately 9.1 million of these shares, including the shares held by the Merrill Lynch investors described below, were eligible for sale in the public market under Rule 144.

   As of December 26, 1998, we were obligated to register under the Securities Act the public sale of approximately 7.8 million shares of common stock upon the demand of stockholders affiliated with Merrill Lynch & Co., Inc. The Merrill Lynch investors are entitled to require us to register the sale of their shares on up to four occasions under the Securities Act. We generally will be required to file a registration statement within 30 business days after they exercise this right. In addition, in connection with any such registration or if we otherwise propose to register any shares under the Securities Act, the Merrill Lynch investors are entitled to require us, subject to certain conditions, to include all or a portion of their shares in such a registration.

   As of December 26, 1998, we also were required by various registration rights agreements, with limited exceptions, to maintain a continuously effective registration statement covering resales of up to approximately 1.5 million shares of common stock we issued to stockholders of acquired businesses. This prospectus forms a part of such a registration statement. We expect to grant registration rights to the stockholders of other foodservice businesses we may acquire in the future.

  We Do Not Anticipate that We Will Pay Dividends on Our Common Stock

   We have never paid cash dividends on our common stock and we do not anticipate that we will pay cash dividends in the foreseeable future. We may pay cash dividends only if we comply with financial tests and other restrictions contained in our credit facility agreement and in the indenture for public notes issued by one of our subsidiaries.

  A Standstill Agreement With Certain of Our Principal Stockholders Could Discourage

  a Potential Acquiror From Attempting to Obtain Control of U.S. Foodservice

  As of December 26, 1998, stockholders affiliated with Merrill Lynch & Co., Inc. held approximately 16.2% of our outstanding common stock, which constituted the largest percentage of our common stock beneficially owned by any person or group. The Merrill Lynch investors also have two representatives on our board of directors. Our relationship with the Merrill Lynch investors is governed in part by a standstill agreement, under which the Merrill Lynch investors have agreed to vote the common stock owned by them and their affiliates for U.S. Foodservice's nominees to the board of directors. The voting of this block of common stock will make it easier for the board of directors to obtain stockholder approval for the election of the board's director nominees. This voting block also could facilitate or impede the approval of any other matter requiring approval of our stockholders, including a merger, consolidation or other business combination involving U.S. Foodservice. The Merrill Lynch investors also have agreed in the standstill agreement, subject to specified exceptions, that neither they nor any of their affiliates will participate in proxy solicitations, acquire additional common stock or otherwise engage in transactions, or take actions, involving a change of control of U.S. Foodservice. The standstill agreement subjects the common stock owned by the Merrill Lynch investors to certain restrictions on sale or transfer. Unless the standstill agreement otherwise permits such actions, the Merrill Lynch investors may not solicit, offer, seek to effect or negotiate with any person with respect to sales or transfers of the common stock held by them. These provisions of the standstill agreement could discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of U.S. Foodservice, or otherwise could adversely affect the market price of our common stock.

  We Have Adopted a Shareholder Rights Plan and Charter and Bylaw Provisions
That Could   Make it More Difficult for a Third Party to Gain Control of U.S.
Foodservice

   Our certificate of incorporation and bylaws contain provisions that could have anti-takeover effects, even if a change in control of U.S. Foodservice would be beneficial to the interests of our stockholders. These provisions include a requirement that our board of directors be divided into three classes, with approximately one-third of the directors to be elected each year. This classification of directors makes it more difficult for an acquiror or other stockholders to change the composition of the board of directors. In addition, the board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of U.S. Foodservice, or otherwise could adversely affect the market price of our common stock. Further, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in certain business combinations with stockholders that beneficially own 15% or more of our voting stock and with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner.

   In 1996, our board of directors adopted a "poison pill" shareholder rights plan, which may discourage a third party from making a proposal to acquire U.S. Foodservice. Under the plan, preferred share purchase rights, which are attached to our common stock, generally will be triggered upon the acquisition, or certain actions that would result in the acquisition, of 10% or more of the common stock by any person or group. Investors eligible to report their ownership of our common stock on Schedule 13G under the Securities Exchange Act of 1934 (the "Exchange Act") generally may acquire up to 15% of the common stock without triggering these rights. If triggered, these rights would entitle our stockholders other than the acquiror to purchase our common stock, or in certain circumstances the common stock of the acquiror, at a price equal to half the market value of such common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect" or "intend." We cannot promise that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") under the Exchange Act. Our Exchange Act file number for our SEC filings is 0-24954. You may read and copy any document we file at the following SEC public reference rooms in Washington, D.C. and at the following SEC regional offices:

450 Fifth Street,            7 World Trade Center         500 West Madison
N.W.                         Suite 1300                   Street
Room 1024                    New York, New York           Suite 1400
Washington, D.C.             10048                        Chicago, Illinois
20549                                                     60661

   You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

   We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

   You also may inspect our SEC filings and other information concerning U.S. Foodservice at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

   This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" certain documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the selling stockholders sell all of the shares or the offering is otherwise terminated:

  1. the Annual Report on Form 10-K for our fiscal year ended June 27, 1998 which we filed on September 24, 1998, including the information we incorporated by reference in our Form 10-K from our definitive proxy statement for our 1998 annual meeting of stockholders, which we filed on October 9, 1998;

  2. our amendment to our Annual Report on Form 10-K/A-1 which we filed on January 14, 1999;

  3. the Quarterly Report on Form 10-Q for our fiscal quarter ended September 26, 1998 which we filed on November 10, 1998;

  4. our amendment to our Quarterly Report on Form 10-Q/A-1 for our fiscal quarter ended September 26, 1998 which we filed on January 14, 1999;

  5. the Current Reports on Form 8-K which we filed on September 11, 1998 and December 18, 1998;

  6. the description of our common stock contained in our Registration Statement on Form 8-A which we filed on December 20, 1996, including any amendments or reports we file for the purpose of updating this description; and

  7. the description of the preferred share purchase rights attached to our common stock which is contained in our Registration Statement on Form 8-A which we filed on December 20, 1996, including any amendments or reports we file for the purpose of updating this description.

   We will provide a copy of the information we incorporate by reference, at no cost, to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered. To request a copy of any or all of this information, you should write or telephone us at the following address and telephone number:

                               Investor Relations
                                U.S. Foodservice
                           9755 Patuxent Woods Drive
                            Columbia, Maryland 21046
                           Telephone: (410) 312-7100

                          ABOUT U.S. FOODSERVICE

   U.S. Foodservice is the nation's second largest broadline foodservice distributor based on net sales of approximately $5.5 billion in our 1998 fiscal year. Broadline distributors like U.S. Foodservice offer a comprehensive range of food and related products from a single source of supply and provide foodservice establishments with the cost savings associated with large, full-service deliveries. We operate from 37 full-service distribution centers nationwide and offer our products and services across a broad geographic area encompassing more than 85% of the U.S. population.

   We market and distribute more than 40,000 national, private label and signature brand items to over 130,000 foodservice customers, including restaurants, hotels, health care facilities, cafeterias and schools. Our diverse customer base encompasses both independent and multi-unit (or "chain") businesses. We also provide restaurant design and engineering services for all types of foodservice operations through our contract and design offices.

   We supplement our internal expansion with an active program of strategic acquisitions to take advantage of growth opportunities from ongoing consolidation in the fragmented foodservice distribution industry. We seek to increase penetration of our current markets through acquisitions of small, privately-owned distributors which we fold into our existing operations and to expand into new markets through acquisitions of larger-sized distributors.

   On December 23, 1997, we acquired Rykoff-Sexton by merger. At the time of the acquisition, Rykoff-Sexton was the nation's third largest broadline foodservice distributor based on net sales. Rykoff-Sexton, which is now called U.S. Foodservice, Inc., operates as our wholly owned subsidiary. In the merger, holders of Rykoff-Sexton common stock received U.S. Foodservice common stock representing approximately 50% of our outstanding common stock after the merger. We have accounted for our acquisition of Rykoff-Sexton as a pooling of interests in accordance with generally accepted accounting principles.

   U.S. Foodservice is a holding company that conducts its operations through wholly owned subsidiaries. When we refer in this prospectus to U.S. Foodservice, we mean U.S. Foodservice and its consolidated subsidiaries. On February 27, 1998, we changed our corporate name from JP Foodservice, Inc. to U.S. Foodservice. When we refer in this prospectus to U.S. Foodservice prior to February 27, 1998, we mean JP Foodservice, Inc. and its consolidated subsidiaries.

                                USE OF PROCEEDS

   The selling stockholders will receive all of the net proceeds from the sale of their shares. Accordingly, U.S. Foodservice will not receive any proceeds from the sale of the shares.

                           SELLING STOCKHOLDERS

   The selling stockholders include former owners of three foodservice businesses we have acquired: Westlund Provisions, Inc., Lone Star Institutional Grocers, Inc. and Joseph Webb Foods, Inc. We issued 49,074 of the shares to the former stockholders of Westlund Provisions, who are the first six persons listed in the table below, in consideration for our acquisition of Westlund Provisions in the third quarter of fiscal 1998. We issued 12,925 of the shares to C. Donald Stahl in consideration for our acquisition of Lone Star Institutional Grocers in the first quarter of fiscal 1999. We issued 896,057 of the shares to the former stockholders of Joseph Webb Foods, who are the last three persons listed in the table below, in consideration for our acquisition of Joseph Webb Foods in the second quarter of fiscal 1999. We have registered the shares under the Securities Act in accordance with registration rights we granted to the selling stockholders when we acquired their businesses. Our registration of the shares does not necessarily mean that any selling stockholder will sell all or any of his shares.

   The following table sets forth certain information with respect to the selling stockholders. None of the selling stockholders will own common stock after this offering that will represent 1% or more of the outstanding common stock.

          NAME OF             SHARES BENEFICIALLY   SHARES  SHARES BENEFICIALLY
     BENEFICIAL OWNER       OWNED PRIOR TO OFFERING OFFERED OWNED AFTER OFFERING
     ----------------       ----------------------- ------- --------------------
Richard Hafdal.............          30,049          30,049           0
Gary Hafdal................             498             498           0
Frank Roedl................           2,322           2,322           0
Rod Buck...................           8,616           8,616           0
Sharon Robbins.............             166             166           0
B. Scott Ball..............           7,423           7,423           0
C. Donald Stahl............          12,925          12,925           0
J. Christopher Reyes.......         358,423         358,423           0
M. Jude Reyes..............         358,423         358,423           0
David K. Reyes.............         179,211         179,211           0

   Before we acquired Westlund Provisions, Richard Hafdal served as a director and Chief Executive Officer of Westlund Provisions, Gary Hafdal served as a director and Chief Financial Officer/Treasurer of Westlund Provisions and Frank Roedl served as President and Chief Operating Officer of Westlund Provisions. We currently employ Richard Hafdal as a branch-level president and the other two stockholders as branch-level managers.

   C. Donald Stahl served as President and a director of Lone Star Institutional Grocers before we acquired that company. We currently employ Mr. Stahl as a branch-level manager.

   Before we acquired Joseph Webb Foods, J. Christopher Reyes served as a director, President and Secretary of Joseph Webb Foods, M. Jude Reyes served as a director and Vice President of Joseph Webb Foods, and David K. Reyes served as a director, Vice President and Assistant Treasurer of Joseph Webb Foods. We do not currently employ any of these persons. We are obligated to issue additional shares to the former stockholders of Joseph Webb Foods if the business we acquired from them achieves specified sales targets.

                              PLAN OF DISTRIBUTION

   The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees or transferees or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

   The selling stockholders may offer their shares at various times in one or more of the following transactions:

  . in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

  . in transactions involving cross or block trades or otherwise on the New York Stock Exchange;

  . in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

  . in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

  . in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

  . through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

  .  in privately negotiated transactions;

  .  in transactions to cover short sales; or

  .  in a combination of any of the foregoing transactions.

The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act.

   From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus.

   A selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

   A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

   The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

   If a selling stockholder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

   We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.

   Under our registration rights agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel to the selling stockholders. We estimate these expenses will total approximately $100,000.

   We have agreed to indemnify the selling stockholders and any underwriters, brokers, dealers or agents and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act.

   It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

   This offering by any selling stockholder will terminate on the date specified in the selling stockholder's registration rights agreement with U.S. Foodservice or, if earlier, on the date on which the selling stockholder has sold all of his shares.

                                 LEGAL MATTERS

   For purposes of this offering, either Hogan & Hartson L.L.P., Washington, D.C., or Miles & Stockbridge P.C., Baltimore, Maryland, has given its opinion as to the validity of the shares offered by the selling stockholders.

                                    EXPERTS

   U.S. Foodservice. The consolidated financial statements of U.S. Foodservice as of June 28, 1997 and June 27, 1998 and for the years then ended incorporated by reference in this prospectus have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of U.S. Foodservice (formerly JP Foodservice, Inc.) for the year ended June 29, 1996 and for the year ended June 29, 1996 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

   Valley Industries, Inc. The combined financial statements of Valley Industries, Inc. and Subsidiaries and Z Leasing Company (a General Partnership) for the year ended January 31, 1996 incorporated by reference in this prospectus have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

   Rykoff-Sexton. The audited consolidated financial statements of Rykoff-Sexton and subsidiaries as of June 28, 1997 and for the fiscal years ended June 28, 1997 and April 27, 1996 and the nine-week transition period ended June 29, 1996 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

   ITEM                                                                AMOUNT
   ----                                                              ----------
   SEC registration fee............................................. $12,425.08
   Blue Sky fees and expenses.......................................     *
   Printing expenses................................................     *
   Legal fees and expenses..........................................     *
   Accounting fees and expenses.....................................     *
   Transfer Agent and Registrar fees................................     *
   Miscellaneous....................................................     *
                                                                     ----------
     Total.......................................................... $   *
                                                                     ==========

--------

* To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Reference is made to the provisions of Article XII of the registrant's Restated Certificate of Incorporation filed as Exhibit 3.1 hereto and the provisions of Article XII of the registrant's Amended and Restated By-laws filed as Exhibit 3.2 hereto.

   The registrant is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL provides for the indemnification, under certain circumstances, of any person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), brought or threatened involving such persons because of such person's service in any such capacity with respect to another corporation or other entity at the request of such corporation.

   The registrant's Amended and Restated By-Laws provide for the indemnification of the officers and directors of the registrant to the fullest extent permitted by the DGCL. Article XII of the By-Laws provides that each person who was or is made a party to (or is threatened to be made a party to) any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including, without limitation, attorneys' fees) incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the registrant and had no reason to believe that such person's conduct was illegal.

   Article XII of the registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the registrant's directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such Article XII shall eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

   The registrant maintains directors and officers liability insurance, which covers directors and officers of the registrant against certain claims or liabilities arising out of the performance of their duties.

   In the registration rights agreements with the Company pursuant to which the securities offered hereby are being registered, the selling stockholders have agreed to indemnify the registrant, its directors, officers and agents and each person, if any, who controls the registrant against certain liabilities, including certain liabilities under the Securities Act.

Item 16: Exhibits And Financial Statement Schedules

   (a) Exhibits

   The following Exhibits are filed herewith or incorporated herein by reference:

  4.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form
       S-3 (Commission File No. 333-59785)).
  4.2 Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-3
       (Commission File No. 333-41795)).
  4.3 Specimen certificate representing common stock, par value $.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-
       27275)).
  4.4  Rights Agreement, dated as of February 19, 1996, between U.S.
       Foodservice and The Bank of New York, as Rights Agent (the "Rights
       Agreement") (incorporated by reference to Exhibit 1 to the Company's
       Registration Statement on Form 8-A dated February 22, 1996).
  4.5  Amendment No. 1 to Rights Agreement, dated as of May 17, 1996
       (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-
       07321)).
  4.6  Amendment No. 2 to Rights Agreement, dated as of September 26, 1996
       (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the Company's Registration Statement on Form S-3 (Commission File No. 333-
       14039)).
  4.7  Amendment No. 3 to Rights Agreement, dated as of June 30, 1997
       (incorporated by reference to Exhibit 4.1 to the Company's Current
       Report on Form 8-K filed on July 2, 1997).
  4.8  Amendment No. 4 to Rights Agreement, dated as of December 23, 1997
       (incorporated by reference to the Company's Current Report on Form 8-K filed on January 7, 1998).
 * 5.1 Opinion of Miles & Stockbridge P.C., counsel to the Company, regarding the validity of the securities being offered by certain of the selling stockholders.
 23.1  Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2  Consents of KPMG LLP, Independent Accountants.
 23.3  Consent of Arthur Andersen LLP, Independent Accountants.
 *23.4 Consent of Miles & Stockbridge P.C. (contained in Exhibit 5.1).
 *23.5 Consent of Hogan & Hartson L.L.P.
 ***24 Power of Attorney.

--------

 * To be filed by amendment.

**Previously filed.

   (b) Financial Statement Schedules

   Either not applicable or shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation or the Amended and Restated By-Laws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on January 14, 1999.

                                          U.S. FOODSERVICE

                                                    /s/ James L. Miller
                                          By: _________________________________
                                                      James L. Miller
                                               President and Chief Executive
                                             Officer (Duly Authorized Officer)


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ James L. Miller           Chairman of the Board,      January 14, 1999
______________________________________  President and Chief
           James L. Miller              Executive Officer
                                        (Principal Executive
                                        Officer)

          /s/ Lewis Hay, III           Director, Executive Vice    January 14, 1999
______________________________________  President and Chief
            Lewis Hay, III              Financial Officer
                                        (Principal Financial
                                        Officer)

         /s/ George T. Megas           Vice President-Finance      January 14, 1999
______________________________________  (Principal Accounting
           George T. Megas              Officer)

        /s/ Michael J. Drabb*          Director                    January 14, 1999
______________________________________
           Michael J. Drabb
        /s/ David M. Abramson          Director                    January 14, 1999
______________________________________
          David M. Abramson
          /s/ Eric E. Glass*           Director                    January 14, 1999
______________________________________
            Eric E. Glass
          /s/ Mark P. Kaiser           Director                    January 14, 1999
______________________________________
            Mark P. Kaiser

       /s/ Paul I. Latta, Jr.*         Director                    January 14, 1999
______________________________________
          Paul I. Latta, Jr.

        /s/ Dean R. Silverman*         Director                    January 14, 1999
______________________________________
          Dean R. Silverman

        /s/ Jeffrey D. Serkes*         Director                    January 14, 1999
______________________________________
          Jeffrey D. Serkes

        /s/ James P. Miscoll*          Director                    January 14, 1999
______________________________________
           James P. Miscoll

          /s/ Bernard Sweet*           Director                    January 14, 1999
______________________________________
            Bernard Sweet

   /s/ Albert J. Fitzgibbons, III*     Director                    January 14, 1999
______________________________________
           James I. Maslon

       /s/ Matthias B. Bowman*         Director                    January 14, 1999
______________________________________
          Matthias B. Bowman

   /s/ David M. Abramson

*By: _______________________

     David M. Abramson

     (Attorney-in-Fact)

                               INDEX TO EXHIBITS

 Exhibit
 Number                                 Exhibits
 -------                                --------
  4.1    Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on
         Form S-3 (Commission File No. 333-59785)).
  4.2    Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-3
         (Commission File No. 333-41795)).
  4.3    Specimen certificate representing common stock, par value $.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to the
         Company's Registration Statement on Form S-3 (Commission File No. 333-
         27275)).
  4.4    Rights Agreement, dated as of February 19, 1996, between U.S.
         Foodservice and The Bank of New York, as Rights Agent (the "Rights
         Agreement") (incorporated by reference to Exhibit 1 to the Company's
         Registration Statement on Form 8-A dated February 22, 1996).
  4.5    Amendment No. 1 to Rights Agreement, dated as of May 17, 1996
         (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the
         Company's Registration Statement on Form S-3 (Commission File No. 333-
         07321)).
  4.6    Amendment No. 2 to Rights Agreement, dated as of September 26, 1996
         (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the
         Company's Registration Statement on Form S-3 (Commission File No. 333-
         14039)).
  4.7    Amendment No. 3 to Rights Agreement, dated as of June 30, 1997
         (incorporated by reference to Exhibit 4.1 to the Company's Current
         Report on Form 8-K filed on July 2, 1997).
  4.8    Amendment No. 4 to Rights Agreement, dated as of December 23, 1997
         (incorporated by reference to the Company's Current Report on Form 8-K filed on January 7, 1998).
 * 5.1   Opinion of Miles & Stockbridge P.C., counsel to the Company, regarding the validity of the securities being offered by certain of the selling stockholders.
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2    Consents of KPMG LLP, Independent Accountants.
 23.3    Consent of Arthur Andersen LLP, Independent Accountants.
 *23.4   Consent of Miles & Stockbridge P.C. (contained in Exhibit 5.1).
 *23.5   Consent of Hogan & Hartson L.L.P.
 **24    Power of Attorney.
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 *To be filed by amendment.

**Previously filed.